                                   ---------------------------------------------
                                          OMB APPROVAL
                                   ---------------------------------------------
                                   OMB NUMBER:                         3235-0145
                                   EXPIRES:                    DECEMBER 31, 1997
                                   ESTIMATED AVERAGE BURDEN
                                   HOURS PER RESPONSE........              14.90
                                   ---------------------------------------------


                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                 SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO.  ___ )*

                              Novoste Corporation
--------------------------------------------------------------------------------
                               (Name of Issuer)

                         Common Stock, $.01 par value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  00067010C1
--------------------------------------------------------------------------------
                                (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 15 pages

---------------------                                         ------------------
CUSIP NO.  00067010C1                  13G                    PAGE 2 OF 15 PAGES
---------------------                                         ------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Advanced Technology Ventures IV, L.P.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]
                                                             (b) [ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
     NUMBER OF      5  SOLE VOTING POWER

      SHARES           0 shares
                    ------------------------------------------------------------
   BENEFICIALLY     6  SHARED VOTING POWER

     OWNED BY          794,043 shares
                    ------------------------------------------------------------
       EACH         7  SOLE DISPOSITIVE POWER

     REPORTING         0 shares
                    ------------------------------------------------------------
      PERSON        8 SHARED DISPOSITIVE POWER

       WITH           794,043 shares
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      794,043 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      9.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON *

      PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 15 pages

---------------------                                         ------------------
CUSIP NO.  00067010C1                  13G                    PAGE 3 OF 15 PAGES
---------------------                                         ------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      ATV Associates IV, L.P.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]
                                                             (b) [ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
     NUMBER OF      5  SOLE VOTING POWER

      SHARES           0 shares
                    ------------------------------------------------------------
   BENEFICIALLY     6  SHARED VOTING POWER

     OWNED BY          794,043 shares
                    ------------------------------------------------------------
       EACH         7  SOLE DISPOSITIVE POWER

     REPORTING         0 shares
                    ------------------------------------------------------------
      PERSON        8 SHARED DISPOSITIVE POWER

       WITH           794,043 shares
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      794,043 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      9.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON *

      PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 15 pages

---------------------                                         ------------------
CUSIP NO.  00067010C1                  13G                    PAGE 4 OF 15 PAGES
---------------------                                         ------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Albert E. Paladino
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]
                                                             (b) [ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
     NUMBER OF      5  SOLE VOTING POWER

      SHARES           0 shares
                    ------------------------------------------------------------
   BENEFICIALLY     6  SHARED VOTING POWER

     OWNED BY          794,043 shares
                    ------------------------------------------------------------
       EACH         7  SOLE DISPOSITIVE POWER

     REPORTING         0 shares
                    ------------------------------------------------------------
      PERSON        8 SHARED DISPOSITIVE POWER

       WITH           794,043 shares
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      794,043 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      9.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON *

      IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 15 pages

---------------------                                         ------------------
CUSIP NO.  00067010C1                  13G                    PAGE 5 OF 15 PAGES
---------------------                                         ------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Pieter J. Schiller
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]
                                                             (b) [ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
     NUMBER OF      5  SOLE VOTING POWER

      SHARES           0 shares
                    ------------------------------------------------------------
   BENEFICIALLY     6  SHARED VOTING POWER

     OWNED BY          794,043 shares
                    ------------------------------------------------------------
       EACH         7  SOLE DISPOSITIVE POWER

     REPORTING         0 shares
                    ------------------------------------------------------------
      PERSON        8 SHARED DISPOSITIVE POWER

       WITH           794,043 shares
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      794,043 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      9.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON *

      IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 15 pages

---------------------                                         ------------------
CUSIP NO.  00067010C1                  13G                    PAGE 6 OF 15 PAGES
---------------------                                         ------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Jos C. Henkens
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]
                                                             (b) [ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
     NUMBER OF      5  SOLE VOTING POWER

      SHARES           0 shares
                    ------------------------------------------------------------
   BENEFICIALLY     6  SHARED VOTING POWER

     OWNED BY          794,043 shares
                    ------------------------------------------------------------
       EACH         7  SOLE DISPOSITIVE POWER

     REPORTING         0 shares
                    ------------------------------------------------------------
      PERSON        8 SHARED DISPOSITIVE POWER

       WITH           794,043 shares
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      794,043 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      9.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON *

      IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 15 pages

---------------------                                         ------------------
CUSIP NO.  00067010C1                  13G                    PAGE 7 OF 15 PAGES
---------------------                                         ------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Steven N. Baloff
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]
                                                             (b) [ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
     NUMBER OF      5  SOLE VOTING POWER

      SHARES           0 shares
                    ------------------------------------------------------------
   BENEFICIALLY     6  SHARED VOTING POWER

     OWNED BY          794,043 shares
                    ------------------------------------------------------------
       EACH         7  SOLE DISPOSITIVE POWER

     REPORTING         0 shares
                    ------------------------------------------------------------
      PERSON        8 SHARED DISPOSITIVE POWER

       WITH           794,043 shares
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      794,043 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      9.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON *

      IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 15 pages

                                 Schedule 13G
                                 ------------



       Item 1(a).  Name of Issuer:  Novoste Corporation
                   ---------------

       Item 1(b).  Address of Issuer's Principal Executive Offices:
                   -----------------------------------------------
                   4350-C International Blvd., Norcross, GA  30093.

       Item 2(a).  Names of Persons Filing:  Advanced Technology Ventures IV,
                   -----------------------
                   L.P., ATV Associates IV, L.P., Albert E. Paladino, Pieter J. Schiller, Jos C. Henkens and Steven N. Baloff.

                   ATV Associates IV, L.P. is the sole general partner of Advanced Technology Ventures IV, L.P. Messrs. Paladino, Schiller, Henkens and Baloff are individual general partners of ATV Associates IV, L.P.

       Item 2(b).  Address of Principal Business Office or, if None, Residence:
                   -----------------------------------------------------------
                   The address of the principal business office of Advanced Technology Ventures IV, L.P., ATV Associates IV, L.P., Albert
                   E. Paladino and Pieter J. Schiller is 281 Winter Street, Waltham, MA 02154. The address of Jos C. Henkens and Steven
                   N. Baloff is 485 Ramona Street, Suite 200, Palo Alto, California 94301.


       Item 2(c).  Citizenship:  Advanced Technology Ventures IV, L.P. and ATV
                   -----------
                   Associates IV, L.P. are limited partnerships organized under the laws of the State of Delaware. Each of Messrs. Paladino, Schiller, Henkens and Baloff is a United States citizen.

       Item 2(d).  Title of Class of Securities: Common Stock, $.01 par value
                   ----------------------------
                   per share

       Item 2(e).  CUSIP Number:   00067010C1
                   -------------

       Item 3.     If this statement if filed pursuant to Rules 13d-1(b), or
                   ---------------------------------------------------------
                   13d-2(b), check whether the person filing is a:
                   -----------------------------------------------

                   (a) [  ] Broker or Dealer registered under Section 15 of the
                            Securities Exchange Act of 1934 (the "Act").

                   (b) [  ] Bank as defined in Section 3(a)(6) of the Act.

                   (c) [  ] Insurance Company as defined in Section 3(a)(19) of the Act.


                               Page 8 of 15 pages

                   (d) [  ] Investment Company registered under Section 8 of
                            the Investment Company Act of 1940.

                   (e) [  ] Investment Advisor registered under Section 203 of the Investment Advisers Act of 1940.

                   (f) [  ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(f) of the Act.

                   (g) [  ] Parent Holding Company, in accordance with Rule 13d-
                            1(b)(ii)(G) of the Act.

                   (h) [  ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H) of the Act.

                   Not Applicable.

       Item 4.     Ownership.
                   ---------

                  (a)    Amount Beneficially Owned

                         Each of Advanced Technology Ventures IV, L.P., ATV Associates IV, L.P. (individually an "Entity" and collectively the "Entities"), Albert E. Paladino, Pieter J. Schiller, Jos C. Henkens and Steven N. Baloff may be deemed to own beneficially 794,043 shares of Common Stock as of December 31, 1996.

                         As of December 31, 1996, Advanced Technology Ventures IV, L.P. was the record owner of 794,043 shares of Common Stock. (The shares held of record by Advanced Technology Ventures IV, L.P. are referred to herein collectively as the "Record Shares"). By virtue of the affiliate relationships among the Entities, each Entity may be deemed to own beneficially all of the Record Shares. Hence, each Entity may be deemed to own beneficially 794,043 shares of Common Stock. In their capacities as individual general partners of ATV Associates IV, L.P., each of Messrs. Paladino, Schiller, Henkens and Baloff may be deemed to own beneficially 794,043 shares of Common Stock.

                               Page 9 of 15 pages

                  (b)    Percent of Class:

                         Advanced Technology Ventures IV, L.P.:  9.8%
                         ATV Associates IV, L.P.:  9.8%
                         Albert E. Paladino:  9.8%
                         Pieter J. Schiller:  9.8%
                         Jos C. Henkens:  9.8%
                         Steven N. Baloff:  9.8%

                         The foregoing percentages are calculated based on the 8,123,000 shares of Common Stock reported to be outstanding in the Form 10Q as filed with the SEC for the quarterly period ended September 30, 1996.

                  (c)    Number of shares as to which such person has:

                         (i) sole power to vote or to direct the vote:

                             Advanced Technology Ventures IV, L.P.: 0 shares ATV Associates IV, L.P.: 0 shares
                             Albert E. Paladino:  0 shares
                             Pieter J. Schiller:  0 shares
                             Jos C. Henkens:  0 shares
                             Steven N. Baloff:  0 shares


                        (ii) shared power to vote or to direct the vote:

                             Advanced Technology Ventures IV, L.P.:  794,043
                             shares
                             ATV Associates IV, L.P.:  794,043 shares
                             Albert E. Paladino:  794,043 shares
                             Pieter J. Schiller:  794,043 shares
                             Jos C. Henkens:  794,043 shares
                             Steven N. Baloff:  794,043 shares

                       (iii) sole power to dispose or direct the disposition:

                             Advanced Technology Ventures IV, L.P.: 0 shares ATV Associates IV, L.P.: 0 shares
                             Albert E. Paladino:  0 shares
                             Pieter J. Schiller:  0 shares
                             Jos C. Henkens:  0 shares
                             Steven N. Baloff:  0 shares

                              Page 10 of 15 pages

                        (iv) shared power to dispose or direct the disposition:

                             Advanced Technology Ventures IV, L.P.:  794,043
                             shares
                             ATV Associates IV, L.P.:  794,043 shares
                             Albert E. Paladino:  794,043 shares
                             Pieter J. Schiller:  794,043 shares
                             Jos C. Henkens:  794,043 shares
                             Steven N. Baloff:  794,043 shares

                 Each of reporting persons expressly disclaims beneficial ownership of any shares of Common Stock of Novoste Corporation, except in the case of Advanced Technology Ventures IV, L.P. for the 794,043 shares which it holds of record.

       Item 5.   Ownership of Five Percent or Less of a Class.
                 --------------------------------------------

                 Not Applicable.

       Item 6.   Ownership of More than Five Percent on Behalf of Another
                 --------------------------------------------------------
                 Person.
                 ------

                 Not Applicable.

       Item 7.   Identification and Classification of the Subsidiary which
                 ---------------------------------------------------------
                 Acquired the Security Being Reported on By the Parent Holding
                 -------------------------------------------------------------
                 Company.
                 -------

                 Not Applicable.

       Item 8.   Identification and Classification of Members of the Group.
                 ---------------------------------------------------------

                 Not Applicable. The Reporting Persons expressly disclaim membership in a "group" within the meaning of Regulation 13D.

       Item 9.   Notice of Dissolution of Group.
                 ------------------------------

                 Not Applicable.

       Item 10.  Certification.
                 -------------

                 Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).

                              Page 11 of 15 pages

                                   SIGNATURES
                                   ----------

         After reasonable inquiry and to the best of my knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement set forth as Exhibit 1 hereto.

       Date:  February 11, 1997


       ADVANCED TECHNOLOGY VENTURES IV, L.P.

       By:  ATV Associates IV, L.P.

       By:               *
          ----------------------------------
                  General Partner

       ATV ASSOCIATES IV, L.P.

       By:               *
          ----------------------------------
                  General Partner



       /s/ Albert E. Paladino
       -------------------------------------
       Albert E. Paladino

                          *
       -------------------------------------
       Pieter J. Schiller

                          *
       -------------------------------------
       Jos C. Henkens

       /s/ Steven N. Baloff
       -------------------------------------
       Steven N. Baloff


                                           *By:    /s/ Albert E. Paladino
                                                  -----------------------------
                                                  Albert E. Paladino
                                                  Attorney-in-Fact

 -------------------------------------------------------------------------------
         This Schedule 13G is executed pursuant to a Power of Attorney, filed with the Securities and Exchange Commission on or about February 14, 1996, in connection with a Schedule 13G for TranSwitch Corporation, which Power of Attorney is incorporated herein by reference, and a copy of which is attached hereto as Exhibit 2.
                                   ---------

                              Page 12 of 15 pages

                                                                       EXHIBIT 1
                                                                       ---------

                                   AGREEMENT
                                   ---------

         Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Novoste Corporation.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

       Date:  February 11, 1997

       ADVANCED TECHNOLOGY VENTURES IV, L.P.

       By:  ATV Associates IV, L.P.

       By:              *
          ----------------------------------
          General Partner

       ATV ASSOCIATES IV, L.P.

       By:              *
          ----------------------------------
          General Partner

          /s/ Albert E. Paladino
          ----------------------------------
          Albert E. Paladino

                        *
          ----------------------------------
          Pieter J. Schiller

                        *
          ----------------------------------
          Jos C. Henkens

          /s/ Steven N. Baloff
          ----------------------------------
          Steven N. Baloff


                                           *By: /s/ Albert E. Paladino
                                                ------------------------
                                                Albert E. Paladino
                                                Attorney-in-Fact

 -------------------------------------------------------------------------------
            This Agreement is executed pursuant to an executed Power of Attorney, which is attached hereto as Exhibit 2.
                                             ---------

                              Page 13 of 15 pages

                                                                       EXHIBIT 2
                                                                       ---------


                               POWER OF ATTORNEY


            KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Albert E. Paladino his true and lawful attorney-in fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to Section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

            IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 14th day of February, 1996.


       By:  /s/ Pieter J. Schiller
            ----------------------------
            Pieter J. Schiller


       By:
            ----------------------------
            Jos C. Henkens

                              Page 14 of 15 pages

                                                                       EXHIBIT 2
                                                                       ---------



                               POWER OF ATTORNEY


            KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Albert E. Paladino his true and lawful attorney-in fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to Section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

            IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 14th day of February, 1996.


       By:
          ----------------------------
            Pieter J. Schiller


       By: /s/ Jos C. Henkens
           ---------------------------
            Jos C. Henkens

                              Page 15 of 15 pages